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                                                                    EXHIBIT 99.1
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FOR IMMEDIATE RELEASE
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Contact:
      Michael W. Rogers                                       William B. Boni
      Executive Vice President and CFO               VP, Corp. Communications
      (781) 861-8444                                           (781) 402-3410

           INDEVUS ANNOUNCES POSITIVE PHASE III RESULTS WITH TROSPIUM

                              IN OVERACTIVE BLADDER

       Trospium Reduces Frequency of Urination and Incontinence Episodes,

          Achieves All Primary and Secondary Protocol-Defined Endpoints

                   Company Plans to File New Drug Application

LEXINGTON, MA, September 24, 2002 -- Indevus Pharmaceuticals, Inc. (NASDAQ:
IDEV) today announced that its Phase III clinical trial among patients suffering from overactive bladder (OAB) met both of its primary endpoints, achieving significantly reduced frequencies of micturition (urination) (p is less than or equal to 0.01) and urinary incontinence episodes (p is less than or equal to 0.01) among patients treated with trospium compared with patients who received placebo. In addition, the trial met all of its secondary endpoints, and the drug was well tolerated as evidenced by a favorable safety profile.

Based on these results, Indevus plans to file a New Drug Application (NDA) for trospium with the U.S. Food and Drug Administration (FDA) that will include the European clinical trial database. This database encompasses over 2,200 patients in multiple double-blind, placebo-controlled studies, including five double-blind, placebo-controlled studies and several comparative trials. One of these is a 52-week trial studying the efficacy and safety of the compound.

The double-blind, placebo-controlled trial conducted by Indevus included 523 patients treated at 50 clinical sites in the U.S. during a 12-week period. The dual primary endpoints of the trial were the comparisons of the reduction in the frequency of micturition and the reduction in urinary incontinence episodes among trospium-treated patients versus placebo patients. Over 400 of these patients are participating in an ongoing nine-month open label extension of the study.

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"We are extremely pleased that the positive data from this trial met both primary endpoints," said Glenn L. Cooper, M.D., chairman, president and chief executive officer of Indevus. "To our knowledge, this is the first clinical trial of a drug to treat OAB that has achieved both of these important, pre-specified primary endpoints. By meeting all protocol-defined endpoints, including, but not limited to, frequency, urgency, urge incontinence, increased bladder capacity and quality of life, the trial results also demonstrated a robust internal consistency.

"The safety of drugs for the treatment of OAB is of paramount importance," said Dr. Cooper. "One of the most pronounced side effects and most common reasons for discontinuation of this class of drug is dry mouth. The incidence of dry mouth and other adverse events observed in this trial suggests a product profile for trospium that will make it highly competitive in the marketplace.

"In addition, unlike other compounds in its class that are tertiary amines, trospium is a quartenary amine and therefore does not appear to cross the blood-brain barrier," said Dr. Cooper. "It may thus be less likely to cause central nervous system side effects. Furthermore, trospium is not a substrate for specific enzymes in the Cytochrome P-450 system, a metabolic pathway commonly associated with drug-drug interactions. Finally, trospium is excreted largely unchanged in the urine and achieves high concentrations, relative to other drugs that treat OAB, in the bladder, the target organ for reduction of bladder contractility.

"Complete, detailed results from the Indevus trial will be submitted to a peer-reviewed journal with the key objective of publication in 2003," said Dr. Cooper. "This peer-reviewed publication is an integral part of the product launch strategy for trospium.

"Indevus has exclusive rights to the commercialization of trospium in the U.S.," said Dr. Cooper. "In view of the strength of these trial data, we are evaluating all our commercialization opportunities for the drug.

"The Company plans to submit an NDA for trospium during the second calendar quarter of 2003 contingent upon discussions with the FDA on stability testing and manufacturing issues," said Dr. Cooper. "As previously disclosed, we are working productively with Madaus AG, our manufacturing and licensing partner, to achieve compliance with U.S. GMP (Good Manufacturing Practices) standards in anticipation of a future FDA inspection of their German manufacturing plant. Madaus currently manufactures trospium for the European market to full European manufacturing standards."

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Trospium belongs to a class of anticholinergic compounds known as muscarinic receptor antagonists. These compounds relax smooth muscle tissue found in the bladder, thus decreasing bladder contractions. Overactive or unstable detrusor muscle function is believed to be the cause of overactive bladder.

OAB is defined as urge incontinence, urgency and frequency of micturition. According to the American Urological Association, approximately 17 million Americans, 85 percent of whom are women, suffer from bladder control problems, which can lead to urinary incontinence. OAB is the leading cause of nursing home admissions, and it is estimated that more than half of nursing home residents suffers from this condition.

Approximately 20 percent of OAB patients are currently treated with pharmacotherapy, and the advent of emerging treatments for this disorder is expected to significantly increase the size of the U.S. drug market for OAB. This market is expected to reach approximately $1 billion in 2003 and to grow to $2 billion by 2008, based on strong demographic trends, including an aging population. Economic costs related to the diagnosis and treatment of urinary incontinence are estimated to exceed $26 billion, as stated in the Journal of the American Medical Association.

Trospium is currently marketed as a prescription drug product in Europe, where it is one of the leading products for overactive bladder / urinary incontinence. Indevus licensed exclusive U.S. rights to trospium from Madaus AG, a German pharmaceutical company, in late 1999.

Indevus Pharmaceuticals is engaged in the development and commercialization of a portfolio of products and product candidates, including multiple compounds in late-stage clinical development. The Company's lead products under development include trospium for overactive bladder, pagoclone for panic/anxiety disorders, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, CT-3 for pain and inflammation, citicoline for stroke and dersalazine for inflammatory bowel disease.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company's actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under "Risk Factors" and elsewhere, and include, but are not limited to: uncertainties relating to clinical trials, regulatory approval and commercialization of our products, including trospium; the early stage of products under development; need for additional funds and corporate partners, including for the development of pagoclone; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; dependence on third parties for manufacturing and marketing; competition; risks associated with contractual arrangements; limited patent and proprietary rights; and other risks.

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